Exhibit 99.1

Fluor Corporation	Brian Mershon/Brett Turner
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621/864.281.6976
469.398.7000

Jason Landkamer
Investor Relations
469.398.7222

News Release

FOR IMMEDIATE RELEASE

Alan Boeckmann Elected to Fluor’s Board of Directors

IRVING, Texas (March 11, 2019) — Fluor Corporation (NYSE: FLR) announced today that Alan L. Boeckmann was elected to its board of directors effective May 1, 2019.

“I am extremely happy that Alan has agreed to rejoin Fluor’s board of directors,” said David T. Seaton, Fluor chairman and chief executive officer.  “Alan served our company for over 36 years in many roles, retiring in 2012,” Seaton said. “He has a deep understanding of our industry and our company.  He will provide tremendous value and insight to our board and I am particularly thankful to him for his willingness to serve our company again in an official capacity.”

Boeckmann currently serves on the boards of BP, Sempra and Archer Daniels Midland which provides him deep knowledge of the industries Fluor serves and a diverse knowledge of strategy, finance and operations.

Boeckmann was non-executive chairman of Fluor from 2011 until his retirement in 2012.  Boeckmann joined Fluor in 1979 with previous service from 1974 to 1977.  He held many positions across the company prior to becoming chairman and chief executive officer of Fluor from 2002 to 2011.

About Fluor Corporation

Founded in 1912, Fluor Corporation (NYSE: FLR) is a global engineering, procurement, fabrication, construction and maintenance company that transforms the world by building prosperity and empowering progress. Fluor serves its clients by designing, building and maintaining safe, well executed, capital-efficient projects around the world. With headquarters in Irving, Texas, Fluor ranks 153 on the Fortune 500 list with revenue of $19.2 billion in 2018 and has more than 53,000 employees worldwide. For more information, please visit www.fluor.com or follow Fluor on Facebook, Twitter, LinkedIn and YouTube.

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